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                                                                  EXHIBIT 99.1

BIOTRANSPLANT PROVIDES UPDATE ON MEDI-507 CLINICAL PROGRAM; MEDIMMUNE ANNOUNCES PRELIMINARY PHASE II DATA AND UPDATES CLINICAL DEVELOPMENT TIMELINE

CHARLESTOWN, Mass., Oct 24, 2002 (BUSINESS WIRE) -- BioTransplant Incorporated (Nasdaq: BTRN) today announced encouraging preliminary results from the partial analysis of data from three Phase II clinical trials for MEDI-507, the Company's humanized monoclonal antibody being tested for the treatment of psoriasis.

MedImmune Inc., the Company's partner in the development of MEDI-507, also stated in a morning conference call for investors that it expects to initiate Phase II retreatment trials in early 2003 to further investigate a laboratory-only observation of immunogenicity to MEDI-507 in certain patient data analyzed so far.

"We are encouraged by the clinical data announced today, even though we are disappointed that the clinical timeline for MEDI-507 has been delayed. We continue to believe that MEDI-507 represents a potential therapeutic advance for patients with psoriasis," stated Donald Hawthorne, Chief Executive Officer of BioTransplant. "Consequently we are fully committed to developing an appropriate strategy to ensure that we maximize the value of this product for our shareholders. We are currently evaluating various strategic options and will announce our plans once they are finalized."

In this morning's conference call, MedImmune also stated:

     - The preliminary analysis of the MEDI-507 Phase II data suggests that MEDI-507 has promise to be competitive with other biologic products being developed for the treatment of psoriasis in certain clinical performance metrics, including time to onset of response, durability of response, and improvement in PASI (Psoriasis Area and Severity Index) 50 and 75 scores.

     - Laboratory tests determined that approximately one-half of the MEDI-507 patients analyzed so far showed signs of immunogenicity to MEDI-507, though these results do not appear to clinically affect MEDI-507's safety, efficacy, and pharmacokinetics for these patients.

     -   The optimal dose for pivotal Phase III trials has been identified.

Based on this data, MedImmune offered new guidance for the clinical development program for psoriasis:

     - Following discussions with the U.S. Food and Drug Administration, MedImmune plans to initiate several new Phase II retreatment trials in early 2003 to fully investigate the immunogenicity response seen in the laboratory analysis. The goal of these retreatment trials is to confirm that the immunogenicity laboratory data continues to have no clinical impact.

     - Pending successful retreatment studies of MEDI-507, MedImmune would expect to initiate the Phase III pivotal trial in late 2003.


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About BioTransplant

BioTransplant Incorporated, headquartered in Charlestown, Mass., is developing a portfolio of products for application in a range of medical conditions, including treatment of cancer and autoimmune diseases, organ and tissue transplantation, for which current therapies are inadequate. Siplizumab (MEDI-507), a lead product the Company exclusively licensed to MedImmune, is in Phase II clinical trials for the treatment of psoriasis. In addition, the Company is developing the AlloMune System, which is designed to treat a variety of hematologic malignancies, and its distribution partner, Gambro BCT, markets the Eligix family of cell separation products in Europe for use in bone marrow, stem cell and donor leukocyte transplants.

This news release contains forward-looking statements about BioTransplant relating to the timing and results of clinical trials that involve risks and uncertainties. Such statements reflect management's current views and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors. Important factors that could cause future results to differ materially from such forward-looking statements include, but are not limited to: BioTransplant's ability to secure the additional funding required for its operations and research and development programs; BioTransplant's and its third party collaborators' ability to successfully discover, develop and commercialize its products, obtain and maintain required regulatory approvals in a timely fashion, and overcome other difficulties inherent in developing and commercializing therapeutics, therapeutic devices and therapeutic regimens; market acceptance and penetration of BioTransplant's Eligix(TM) HDM Cell Separation Systems in the European Union; BioTransplant's ability to obtain and enforce the patent protection required for its products; and BioTransplant's ability to maintain collaborations and distribution arrangements with third parties. For a detailed discussion of these and other factors, see the section entitled "Business -- Factors That May Affect Results" in BioTransplant's annual report on Form 10-K for the year ended December 31, 2001, as filed with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this news release. BioTransplant does not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof.

CONTACT:               BioTransplant Incorporated
                       Donald B. Hawthorne, 617/241-5200
                       donald.hawthorne@biotransplant.com
                       or
                       Investors:
                       Stern Investor Relations
                       Lilian Stern, 212/362-1200
                       lilian@sternir.com
                       or
                       Media:
                       KeatingPR
                       John Rzadzki, 973/921-2009
                       john@keatingpr.com